                                                  REGISTRATION NO. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DISTRICT OF COLUMBIA                               52-089-1669
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

                              2201 COOPERATIVE WAY
                            HERNDON, VIRGINIA 22071
                                 (703) 709-6700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                         JOHN JAY LIST, GENERAL COUNSEL
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                              2201 COOPERATIVE WAY
                            HERNDON, VIRGINIA 22071
                                 (703) 709-6700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               MARK L. WEISSLER                               THOMAS R. BROME
       MILBANK, TWEED, HADLEY & MCCLOY                    CRAVATH, SWAINE & MOORE
           1 CHASE MANHATTAN PLAZA                           825 EIGHTH AVENUE
           NEW YORK, NEW YORK 10005                       NEW YORK, NEW YORK 10019

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT OF 1933, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
  TITLE OF EACH CLASS OF SECURITIES TO BE      PROPOSED MAXIMUM AGGREGATE
                REGISTERED                           OFFERING PRICE*           AMOUNT OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
Debt Securities............................           $250,000,000                       $73,750
============================================================================================================

* Estimated solely for the purpose of calculating the registration fee.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

             PRELIMINARY, SUBJECT TO COMPLETION, DATED MAY 28, 1998

PROSPECTUS

                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
                                DEBT SECURITIES

                            ------------------------

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") intends to issue in one or more series from time to time up to $300,000,000 aggregate principal amount of debt securities (the "Debt Securities"). The Debt Securities of each series will be offered to the public on terms determined by market conditions at the time of sale. The Company may sell Debt Securities (i) directly to purchasers, (ii) through agents designated from time to time or (iii) through underwriters or a group of underwriters which may include Lehman Brothers Inc.

     The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, premium, if any, rate (or method of calculation) and time of payment of any interest, any redemption terms, any listing on a securities exchange, or other specific terms of the Debt Securities in respect of which this Prospectus is being delivered ("Offered Debt Securities") are set forth in the accompanying Prospectus Supplement or in a supplement thereto relating to the specific Offered Debt Securities (together, the "Prospectus Supplement"), together with the terms of offering of the Offered Debt Securities.

     The Prospectus Supplement relating to the Offered Debt Securities will also contain information concerning certain U.S. federal income tax considerations, if applicable to the Offered Debt Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

     This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

                  The date of this Prospectus is June  , 1998

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF SUCH DEBT SECURITIES, INCLUDING PURCHASES OF DEBT SECURITIES TO COVER SOME OR ALL OF A SHORT POSITION IN THE DEBT SECURITIES MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected at the public reference facilities of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, as well as at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can also be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549 at the prescribed rates or through the Commission's website (http://www.sec.gov). In addition, certain of the Company's securities are listed on, and reports and other information concerning the Company can also be inspected at, the New York Stock Exchange, 20 Broad Street, 7th Floor, New York, NY 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus.

     1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1997.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended August 31, 1997, November 30, 1997 and February 28, 1998.

     3. The Company's Current Reports on Form 8-K dated June 11, 1997, September 17, 1997, October 7, 1997, December 4, 1997, January 15, 1998, February 9, 1998 and April 4, 1998.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Bonds, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will furnish without charge upon written or oral request by any person, including any beneficial owner, to whom this Prospectus is delivered a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Steven L. Lilly, Senior Vice President and Chief Financial Officer, National Rural Utilities Cooperative Finance Corporation, Woodland Park, 2201 Cooperative Way, Herndon, VA 20171. Telephone requests may be directed to (703) 709-6700.
                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SINCE ITS DATE.

                                  THE COMPANY

     National Rural Utilities Cooperative Finance Corporation ("CFC" or the "Company") was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in April 1969. The principal purpose of CFC is to provide its members with a source of financing to supplement the loan programs of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members ("Utility Members") to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members ("Service Members") to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation ("NCSC") in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative ("RTFC"), a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative ("GFC"), a controlled affiliate of CFC established in 1991, CFC provides financing for certain members to refinance their debt to the Federal Financing Bank of the United States Treasury ("FFB"). CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171 and its telephone number is (703) 709-6700.

     CFC's 1,052 members as of May 31, 1997 included 907 Utility Members, virtually all of which are consumer-owned cooperatives, 74 Service Members and 71 associate members. The Utility Members included 841 distribution systems and 66 generation and transmission ("power supply") systems operating in 46 states and U.S. territories. At December 31, 1996, CFC's member systems served approximately 13.2 million consumers, representing service to an estimated 31.9 million ultimate users of electricity, and owned approximately $69.2 billion (before depreciation of $21.7 billion) in total utility plant.

     CFC's long-term loans to Utility Members generally have 35-year maturities. They are made primarily in conjunction with concurrent RUS loans and are generally secured ratably with RUS's loans by a common mortgage on substantially all the Utility Member's property (including revenues). Interest rates on these loans are either fixed or variable. Fixed rates are offered weekly based on CFC's overall cost of long-term capital and may be obtained for any period from one to 30 years. Variable rates are adjusted monthly in line with changes in CFC's cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. Short-term line-of-credit and intermediate-term loans are made on either a secured or an unsecured basis. Rates on these loans may be adjusted semi-monthly in line with changes in CFC's short-term cost of funds. The intermediate-term loans are generally made to Power Supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through RTFC. Such loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage (often joint with RUS) on the system's property or, in the case of a lease transaction, on the leased property. Holders of $1,043.2 million of the guaranteed pollution control debt (at May 31, 1997) had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan and guarantee losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At May 31, 1997, the allowance was $233.2 million. At May 31, 1997, CFC's ten largest borrowers, which were primarily power supply members, had outstanding loans totaling $1,198.7 million (excluding $2.8 million of loans guaranteed by RUS), which represented approximately 13.5% of CFC's total loans outstanding. As of May 31, 1997, outstanding guarantees for these same ten largest borrowers totaled $1,261.7 million, which represented 59.3% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 10% of the aggregate amount of CFC's outstanding loans and guarantees; however, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative ("Deseret"), was operating under a restructuring agreement (See "THE RURAL ELECTRIC SYSTEMS--Power Supply Systems"). At May 31, 1997, loans outstanding to Deseret (excluding loans guaranteed by RUS) accounted for 4.1% of total loans outstanding. Guarantees outstanding for Deseret accounted for 13.7% of total guarantees outstanding. Total loans and guarantees outstanding to and for Deseret equalled 38.1% of total Members' Equity, Members' Subordinated Certificates and the allowance for loan and guarantee losses.

     Set forth below is a table showing loans outstanding to borrowers as of the dates shown, and the weighted average interest rates thereon and loans committed but unadvanced to borrowers at May 31, 1997.

                                                                                                                 LOANS COMMITTED
                                                                                                                BUT UNADVANCED AT
                                                  LOANS OUTSTANDING AND WEIGHTED AVERAGE INTEREST                 MAY 31, 1997
                                                             RATES THEREON AT MAY 31,                                (A) (B)
                                      -----------------------------------------------------------------------   -----------------
                                         1997                     1996                     1995
                                         ----                     ----                     ----
                                                                     (DOLLAR AMOUNTS IN THOUSANDS)
Long-term fixed rate secured
  loans(C):
  Distribution Systems(D)...........  $2,503,890       7.20%   $2,380,587       7.29%   $1,645,551       7.68%     $   46,657
  Power Supply Systems(D)...........     239,381       7.54%      247,556       7.71%      253,208       7.68%          1,214
  Telecommunication Organizations...     148,566       8.53%      134,497       8.66%      141,144       8.98%             --
  Service Organizations(D)(E).......      82,634       8.62%       77,205       8.03%       81,521       9.27%          3,170
  Associate Members.................       1,512      10.25%        1,542      10.25%        1,569      10.25%             --
                                      ----------               ----------               ----------                 ----------
        Total long-term fixed rate
          secured loans.............   2,975,983       7.33%    2,841,387       7.41%    2,122,993       7.83%         51,041
                                      ----------               ----------               ----------                 ----------
Long-term variable rate secured
  loans(F):
  Distribution Systems..............   3,209,472       6.55%    2,717,494       6.45%    2,553,590       6.50%      1,185,303
  Power Supply Systems..............     281,368       6.55%      202,249       6.45%      191,967       6.50%        798,984
  Telecommunication Organizations...     875,135       6.65%      764,911       6.55%      704,427       6.64%        237,170
  Service Organizations(E)..........      54,802       6.55%       46,376       6.45%       53,332       6.50%         86,229
  Associate Members.................      48,186       6.29%       47,541       6.19%       42,561       6.20%         13,666
                                      ----------               ----------               ----------                 ----------
        Total long-term variable
          rate secured loans........   4,468,963       6.57%    3,778,571       6.47%    3,545,877       6.52%      2,321,352
                                      ----------               ----------               ----------                 ----------
Refinancing variable rate loans
  guaranteed by RUS:
  Power Supply Systems..............     137,984       6.49%      416,637       6.47%      429,129       7.27%             --
                                      ----------               ----------               ----------                 ----------
Intermediate-term secured loans:
  Distribution Systems..............      12,530       6.70%        4,831       6.60%        4,176       6.85%          2,609
  Power Supply Systems..............     198,985       6.70%       53,614       6.60%       40,237       6.85%        196,385
  Service Organizations.............      14,592       6.70%       27,652       6.60%       11,429       6.85%          2,884
                                      ----------               ----------               ----------                 ----------
        Total intermediate-term
          secured loans.............     226,107       6.70%       86,097       6.60%       55,842       6.85%        201,878
                                      ----------               ----------               ----------                 ----------
Intermediate-term unsecured loans:
  Distribution Systems..............      72,860       6.70%       16,019       6.45%       11,392       6.50%         37,687
  Power Supply Systems..............      43,129       6.70%       28,957       6.45%       47,443       6.50%        124,405
  Telecommunication Organizations...      13,683       7.25%       12,048       6.80%        3,255       7.54%          9,387
                                      ----------               ----------               ----------                 ----------
        Total intermediate-term
          unsecured loans...........     129,672       6.76%       57,024       6.52%       62,090       6.56%        171,479
                                      ----------               ----------               ----------                 ----------
Short-term loans(G):
  Distribution Systems..............     473,639       6.70%      409,664       6.60%      445,962       6.85%      2,436,785
  Power Supply Systems..............      25,051       6.70%       25,763       6.60%       10,267       6.85%        913,371
  Telecommunication Organizations...      61,779       7.25%       63,813       7.15%       34,637       7.60%        478,807
  Service Organizations.............      27,420       6.70%       23,467       6.60%       25,653       6.85%         93,346
  Associate Members.................      13,417       6.70%        9,240       6.60%        7,651       6.85%         19,308
                                      ----------               ----------               ----------                 ----------
        Total short-term loans......     601,306       6.76%      531,947       6.67%      524,170       6.90%      3,941,617
                                      ----------               ----------               ----------                 ----------
Nonperforming loans(H):
  Distribution Systems..............       1,705       7.21%        1,739       7.20%        1,830       7.21%             --
  Power Supply Systems..............       7,723       6.64%       23,555       6.48%       25,811       6.57%             --
                                      ----------               ----------               ----------                 ----------
        Total nonperforming loans...       9,428       6.75%       25,294       6.53%       27,641       6.61%             --
                                      ----------               ----------               ----------                 ----------
Restructured loans(I):
  Distribution Systems..............          --         --         2,576      18.37%        2,654      18.37%             --
  Power Supply Systems..............     361,961       8.32%      205,074       9.13%      180,521       9.01%             --
  Service Organizations.............          --         --         1,711       6.45%        1,803       6.50%             --
                                      ----------               ----------               ----------                 ----------
        Total restructured loans....     361,961       8.32%      209,361       9.22%      184,978       9.12%             --
                                      ----------               ----------               ----------                 ----------
        Total loans.................   8,911,404       6.81%    7,946,318       6.85%    6,952,720       7.01%      6,687,367
                                      ----------               ----------               ----------                 ----------
Less: Allowance for loan and
  guarantee losses..................     233,208                  218,047                  205,596                         --
                                      ----------               ----------               ----------                 ----------
        Net loans...................  $8,678,196               $7,728,271               $6,747,124                 $6,687,367
                                      ==========               ==========               ==========                 ==========

---------------
(A) The interest rates in effect at May 1, 1998, for loans to electric members were 6.95% for long-term loans with a seven-year fixed rate term, 6.55% on variable rate long-term loans and 6.70% on intermediate- and short-term loans. The rates in effect at May 1, 1998, on loans to telecommunication organizations were 7.30% for long-term loans with a seven-year fixed rate, 6.65% on long-term variable rate loans, 6.90% on intermediate-term loans and 7.25% on short-term loans. The rates in effect at May 1, 1998, on loans to associate members were 7.20% for long-term loans with a seven-year fixed rate term, 6.55% on long-term variable rate loans and 6.70% on short-term loans.

(B) Unadvanced commitments include loans approved by CFC for which loan contracts have not yet been executed or for which loan contracts have been executed, but funds have not been advanced. Since commitments may expire without being fully drawn upon, the total amounts reported as commitments do not necessarily represent future cash requirements. Collateral and security requirements for commitments are identical to those for advanced loans. Long-term unadvanced loan commitments that do not have an interest rate associated with the commitment have been listed under the variable rate. Rates, fixed or variable, will be set at the time of advance, on the amount of the advance.

(C) Includes $38.4 million, $198.3 million and $30.4 million of unsecured loans at May 31, 1997, 1996 and 1995.

(D) During calendar year 1998, $172.1 million of such outstanding fixed rate loans, which currently have a weighted average interest rate of 8.17% per annum, will become subject to rate adjustment. During the first quarter of calendar year 1997, long-term fixed rate loans totaling $41.3 million had their interest rates adjusted. These loans will be eligible to readjust their interest rate again during the first quarter of calendar year 1998 to the lowest long-term fixed rate offered during 1997 for the term selected. During calendar year 1997, the lowest seven-year long-term fixed rate was 6.95%.

(E) CFC had loans outstanding to NCSC in each of the periods shown. Long-term fixed rate loans outstanding to NCSC as of May 31, 1997, 1996 and 1995, were $29.2 million, $31.8 million and $48.5 million, respectively. In addition, as of May 31, 1997, 1996 and 1995, CFC had unadvanced long-term loan commitments to NCSC in the amounts of $15.4 million, $15.4 million and $12.3 million, respectively.

(F) Includes $112.4 million, $84.6 million and $41.4 million of unsecured loans at May 31, 1997, 1996 and 1995.

(G) Includes $99.1 million, $92.7 million and $30.9 million of secured loans at May 31, 1997, 1996 and 1995.

(H) The rates on nonperforming loans are the weighted average of the stated rates on such loans as of the dates shown and do not necessarily relate to the interest recognized by CFC from such loans.

(I) The rates on restructured loans are the weighted average of the effective rates (based on the present value of scheduled future cashflows) as of the dates shown and do not necessarily relate to the interest recognized by CFC on such loans.

     Set forth below is a table showing CFC's guarantees as of the dates indicated. Substantially all these guarantees have been given on behalf of Power Supply members.

                             CFC MEMBER GUARANTEES

                                                                        MAY 31,
                                                          ------------------------------------
                                                             1997         1996         1995
                                                             ----         ----         ----
                                                             (DOLLAR AMOUNTS IN THOUSANDS)
Long-term tax-exempt bonds..............................  $1,190,925*  $1,317,655*  $1,496,930*
Debt portions of leveraged lease transactions...........     418,916      432,516      568,662
Indemnifications of tax benefit transfers...............     338,264      363,702      389,755
Other guarantees........................................     132,566      135,567      119,575
                                                          ----------   ----------   ----------
               Total....................................  $2,080,671   $2,249,440   $2,574,922
                                                          ==========   ==========   ==========

---------------
* Includes $1,043.2 million, $1,168.9 million and $1,200.1 million at May 31, 1997, 1996 and 1995, respectively, of adjustable rate pollution control bonds which can be tendered for purchase at specified times at the option of the holders (in the case of $260.7 million, $370.1 million and $376.7 million of such bonds outstanding at May 31, 1997, 1996 and 1995, respectively, at any time on seven days' notice, in the case of $242.3 million, $248.8 million and $254.5 million outstanding at May 31, 1997, 1996 and 1995, respectively, at any time on a minimum of one day's notice and in the case of the remainder on a five-week or semiannual basis). CFC has agreed to purchase any such bonds that cannot be remarketed. Since the inception of the program CFC has not been required to purchase any such bonds.

     Set forth below are the weighted average interest rates earned by CFC (recognized in the case of non-performing and restructured loans) on all loans outstanding for the fiscal year ended May 31 of the year indicated.

                         INTEREST RATES EARNED ON LOANS

                                               1997    1996    1995
                                               ----    ----    ----
Long-term fixed rate.........................  7.65%   7.92%   8.63%
Long-term variable rate......................  6.25%   6.30%   5.90%
Telecommunication organizations..............  6.73%   6.86%   6.70%
Refinancing loans guaranteed by RUS..........  6.36%   6.75%   6.07%
Intermediate-term............................  7.08%   6.57%   6.19%
Short-term...................................  6.40%   6.49%   6.29%
Associate members............................  6.42%   6.46%   5.40%
Non-performing...............................  0.00%   0.25%   1.56%
Restructured.................................  0.56%   1.49%   1.92%
               All loans.....................  6.58%   6.77%   6.72%

     Borrowed funds for CFC's programs are derived primarily from the sale to its members of its Subordinated Certificates, the sale of Collateral Trust Bonds and Medium-Term Notes and the sale of its commercial paper and bank bid notes. Set forth below is a table showing CFC's outstanding borrowings and the interest rates thereon as of the dates shown.

                                 CFC BORROWINGS

                                                                    AMOUNTS OUTSTANDING AT MAY 31,
                                                 ---------------------------------------------------------------------
                                                    1997                    1996                    1995
                                                    ----                    ----                    ----
                                                                     (DOLLAR AMOUNTS IN THOUSANDS)
Long- and intermediate-term debt:(A)
  Floating Rate Series 1994A, Due 1996(2)......  $       --              $  150,000              $  150,000
  9 1/2% Series T Bonds, Due 1997(1)...........          --                 150,000                 150,000
  8 1/2% Series U Bonds, Due 1998(B)(1)........     149,800                 149,800                 149,800
  Variable Rate Collateral Trust Bonds, Due
    1999(2)....................................     150,000                      --                      --
  6.45% Collateral Trust Bonds, Due 2001(2)....     100,000                 100,000                      --
  6.75% Collateral Trust Bonds, Due 2001(2)....     100,000                      --                      --
  6.50% Collateral Trust Bonds, Due 2002(2)....     100,000                 100,000                      --
  5.95% Collateral Trust Bonds, Due 2003(2)....     100,000                 100,000                      --
  6.65% Collateral Trust Bonds, Due 2005(2)....      50,000                  50,000                      --
  7.30% Collateral Trust Bonds, Due 2006(2)....     100,000                      --                      --
  7.20% Collateral Trust Bonds, Due 2015(2)....      50,000                  50,000                      --
  Floating Rate Series E-2 Bonds, Due
    2010(1)....................................       2,142                   2,178                   2,189
  9% Series O Bonds, Due 2016(C)(1)............          --                      --                  82,289
  9% Series V Bonds, Due 2021(1)...............     150,000                 150,000                 150,000
  7.35% Collateral Trust Bonds, Due 2026(2)....     100,000                      --                      --
  Medium-Term Notes and weighted
    average interest rates.....................     615,396   (6.30%)       604,252   (6.68%)       573,637   (7.23%)
                                                 ----------              ----------              ----------
      Total long- and intermediate-term
        debt and weighted average interest
        rates(D)(E)............................   1,767,338   (6.82%)     1,606,230   (7.20%)     1,257,915   (7.90%)
  Quarterly Income Capital Securities..........     125,000   (8.00%)            --                      --
  Members' Subordinated Certificates,
    including advance payments and
    weighted average interest rates(F).........   1,069,158   (4.29%)     1,073,924   (4.29%)     1,096,466   (4.36%)
                                                 ----------              ----------              ----------
      Total long- and intermediate-term
        debt and Members' Subordinated
        Certificates and weighted average
        interest rates.........................  $2,961,496   (5.96%)    $2,680,154   (6.03%)    $2,354,381   (6.25%)
                                                 ==========              ==========              ==========
Short-term debt(G) and weighted
  average interest rates(H)....................  $5,607,372   (5.64%)    $4,901,570   (5.41)%    $4,242,570   (6.11%)
                                                 ==========              ==========              ==========
Total debt and weighted average
  interest rates at May 31.....................  $8,568,868   (5.75%)    $7,581,724   (5.63%)    $6,596,951   (6.16%)
                                                 ==========              ==========              ==========

---------------
(1)  Collateral Trust Bonds issued under the 1972 Indenture.

(2)  Collateral Trust Bonds issued under the 1994 Indenture.

(A) Net of $0.2 million, $0.2 million and $1.1 million principal amount of bonds held in Treasury at May 31, 1997, 1996 and 1995, respectively, all of which were purchased in connection with CFC's deferred compensation program.

(B) Collateral Trust Bonds maturing during fiscal year 1998 have been reclassified to short-term debt in the balance sheet.

(C) The Series O Collateral Trust Bonds were called on March 16, 1996.

(D) Excludes $2,250.0 million, $2,730.0 million and $2,430.0 million of Commercial Paper classified as long-term debt as of May 31, 1997, 1996 and 1995, respectively.

(E) Total long- and intermediate-term debt at May 31, 1997, includes $368.7 million which will be due or is expected to be redeemed during fiscal year 1998.

(F) Excluding $103.5 million, $102.5 million and $114.1 million of Debt Service Reserve Certificates, and $39.8 million, $31.4 million and $24.3 million of subscribed but unissued Subordinated Certificates, as of May 31, 1997, 1996 and 1995, respectively, since such funds are not generally available for investing in earning assets.

(G) Net of discount; includes $2,250.0 million, $2,730.0 million and $2,430.0 million of Commercial Paper classified as long-term debt as of May 31, 1997, 1996 and 1995, respectively. Includes $115.0 million, $183.5 million and $350.0 million of Bank Bid Notes at May 31, 1997, 1996 and 1995, respectively.

(H) Average interest rates are weighted on the basis of amounts of outstanding borrowings without adjustment for bank credit compensation arrangements for short-term borrowings and without adjustment for Collateral Trust Bonds due within one year and reclassified as notes payable.

     Set forth below are the weighted average interest costs incurred by CFC on its short-term borrowings (Commercial Paper and Bank Bid Notes) and long-term borrowings (Collateral Trust Bonds, medium-term notes and interest rate swaps) for the periods shown.

                        INTEREST COSTS ON CFC BORROWINGS

                                                            YEARS ENDED MAY 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                         ----       ----       ----
Short-term borrowings...............................    5.54%      5.83%      5.59%
Long-term borrowings................................    7.36%      7.99%      8.15%
     All borrowings.................................    5.99%      6.33%      6.15%

     Due to its non-profit character, CFC does not seek to maximize its operating margins, but rather to achieve margins only to the extent considered by CFC to be consistent with sound financial practice. CFC is exempt from the payment of Federal income taxes.

                                USE OF PROCEEDS

     Except as may be otherwise provided in a Prospectus Supplement, the net proceeds from the sale of the Bonds will be added to the general funds of the Company and will be available for making loans to members, the repayment of short-term borrowings, the refinancing of existing long-term debt and for other corporate purposes. The Company expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of selected financial data for each of the five years ended May 31, 1997.

                                      1997         1996         1995         1994         1993
                                      ----         ----         ----         ----         ----
                                                   (DOLLAR AMOUNTS IN THOUSANDS)
For the year ended May 31:
Operating income.................  $  564,439   $  505,073   $  440,109   $  324,682   $  336,387
                                   ==========   ==========   ==========   ==========   ==========
Operating margin.................  $   51,530   $   46,857   $   41,803   $   29,159   $   38,352
Nonoperating income..............       3,206        3,764        3,409        4,029        3,296
Extraordinary loss(A)............          --       (1,580)          --           --       (3,161)
                                   ----------   ----------   ----------   ----------   ----------
Net margins......................  $   54,736   $   49,041   $   45,212   $   33,188   $   38,487
                                   ==========   ==========   ==========   ==========   ==========
Fixed charge coverage ratio(A)...        1.12         1.12         1.13         1.13         1.16
                                   ==========   ==========   ==========   ==========   ==========
As of May 31:
Assets...........................  $9,057,495   $8,054,089   $7,080,789   $6,224,296   $5,464,144
                                   ==========   ==========   ==========   ==========   ==========
Long-term debt(B)................  $3,596,231   $3,682,421   $3,423,031   $2,841,220   $3,095,488
                                   ==========   ==========   ==========   ==========   ==========
Quarterly Income Capital
  Securities.....................  $  125,000   $       --   $       --   $       --   $       --
                                   ==========   ==========   ==========   ==========   ==========
Members' Subordinated
  Certificates...................  $1,212,486   $1,207,684   $1,234,715   $1,222,858   $1,215,547
                                   ==========   ==========   ==========   ==========   ==========
Members' Equity..................  $  271,594   $  269,641   $  270,221   $  260,968   $  258,299
                                   ==========   ==========   ==========   ==========   ==========
Leverage ratio(C)................        5.84         5.69         5.13         4.63         4.41
                                   ==========   ==========   ==========   ==========   ==========
Debt to equity ratio(D)..........        3.97         3.63         3.01         2.52         2.24
                                   ==========   ==========   ==========   ==========   ==========

---------------
(A) Extraordinary loss for the years ended May 31, 1996 and 1993, represents premiums in connection with the prepayment of Collateral Trust Bonds. Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

(B) Includes commercial paper reclassified as long-term debt and excludes $268.7 million, $351.5 million, $262.7 million, $200.8 million and $286.8 million in long-term debt that comes due, matures and/or will be redeemed early during fiscal years 1998, 1997, 1996, 1995 and 1994, respectively.

(C) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding Quarterly Income Capital Securities and debt used to fund loans guaranteed by the U.S. Government, by the total of Quarterly Income Capital Securities, Members' Subordinated Certificates and Members' Equity.

(D) The debt to equity ratio is calculated by dividing debt outstanding, excluding Quarterly Income Capital Securities and debt used to fund loans guaranteed by RUS, by the total of Quarterly Income Capital Securities, members' subordinated certificates, members' equity and the loan and guarantee loss allowance.

     CFC has had outstanding guarantees for its members' indebtedness in each of the fiscal years shown above. Members' interest expense on such indebtedness was approximately $90.8 million for the year ended May 31, 1997.

     The Company does not have outstanding any common stock and does not pay dividends. Under current policies, CFC retires Patronage Capital Certificates, which represent annual allocations of CFC's net margins, 70% during the next fiscal year, and expects to retire the remaining 30% after 15 years with due regard for CFC's financial condition.

                                 CAPITALIZATION

     The following table shows the capitalization of the Company as of February 28, 1998.

                                                              (DOLLARS IN
                                                              THOUSANDS)
SENIOR DEBT:
  Short-term Debt(A)........................................ $ 3,519,469
  Long-term Debt(A).........................................   4,885,406
                                                              ----------
          Total Senior Debt(B)..............................   8,404,875
                                                              ----------
SUBORDINATED DEBT AND MEMBERS' EQUITY:
  Deferrable Subordinated Debt(C)...........................     200,000
  Members' Subordinated Certificates(D).....................   1,228,981
  Members' Equity(E)........................................     265,526
                                                              ----------
          Total Capitalization.............................. $10,099,382
                                                              ==========

------------
(A) Short-term indebtedness is used to fund the Company's short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, the Company had at February 28, 1998, bank revolving credit agreements providing for borrowings aggregating up to $5,197.5 million. The Company's ability to borrow under the revolving credit agreements is subject to continued satisfaction of certain conditions, including the maintenance of Members' Equity and Members' Subordinated Certificates of at least $1,349.9 million increased each fiscal year after 1994 by 90% of net margins not distributed to members and an average fixed charge coverage ratio over the six most recent fiscal quarters of at least 1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital and prohibit the Company from pledging collateral in excess of 150% of the principal amount of collateral trust bonds outstanding. Commercial Paper in the amount of $2,345.0 million, which is supported by a five-year revolving credit agreement, is shown as long-term debt. Long-term debt also includes the Company's outstanding Collateral Trust Bonds and Medium-Term Notes.

(B) At February 28, 1998, the Company had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $1,153.5 million. Guaranteed tax-exempt securities include $1,022.1 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. The Company has agreed to purchase any such bonds that cannot be remarketed. At February 28, 1998, the Company had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $891.5 million.

(C) As of February 28, 1998, CFC had issued a total of $200.0 million of Deferrable Subordinated Debt in the form of Quarterly Income Capital Securities ("QUICS"). QUICS are subordinate and junior in right of payment to senior indebtedness. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated Certificates are subordinated obligations purchased by members as a condition of membership and in connection with the Company's extension of long-term credit to them. Those issued as a condition of membership ($644.8 million at February 28, 1998) generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

(E) The Company allocates its net margins among its members in proportion to interest earned by the Company from such members. The Company intends to return the amounts so allocated to its members 70% in the following year and the remaining 30% after 15 years with due regard for the Company's financial condition. The unretired allocations for fiscal years 1988-1993 are being retired over the 15-year period from 1994 through 2008. The current policy of RTFC is to retire 70% of current year's margins with 8 1/2 months of the end of the fiscal year with the remainder to be retired at the discretion of RTFC's Board of Directors. The current policy of GFC is to retire 100% of current year's margins shortly after the end of the fiscal year.

                    THE RURAL ELECTRIC AND TELEPHONE SYSTEMS

GENERAL

     The majority of the systems reporting to RUS at December 31, 1996, are members of CFC and information regarding these systems is available in the Annual Statistical Reports of RUS ("RUS Reports"), therefore commentary in this section is based on information about the systems generally, rather than CFC members alone (see Note on page 16). However, the Composite Financial Statements on pages 17 to 19 relate only to CFC Utility Members.

     Although generally stable retail rates have been the historical pattern of RUS borrowers, in the 1970's and early 1980's rising costs of fuel, material, labor, capital and wholesale power required rate increases by most of the distribution systems. Increases in costs have also resulted in rate increases by the power supply systems. Virtually all power contracts between power supply systems and their member distribution systems provide for rate increases to cover increased costs of supplying power, although in certain cases such increases must be approved by regulatory agencies. During the last five years, costs and rates have generally been stable.

THE RUS PROGRAM

     Since the enactment of the Rural Electrification Act of 1936 (the "Act"), RUS has financed the construction of electric generating plants, transmission facilities and distribution systems in order to provide electricity to persons in rural areas who were without central station service. Principally through the organization of systems under the RUS loan program in 46 states and U.S. territories, the percentage of farms and residences in rural areas of the United States receiving central station electric service increased from 11% in 1934 to almost 99% currently. Rural electric systems serve 11% of all consumers of electricity in the United States and its territories. They account for approximately 8% of total sales of electricity and about 7% of energy generation and generating capacity.

     In 1949, the Act was amended to allow RUS to lend for the purpose of furnishing and improving rural telephone service. At December 31, 1996, 833 of RUS's 876 telephone borrowers provided service to 5.4 million subscribers throughout the United States and its territories (reporting information was not available for the remaining 43 borrowers).

     For fiscal year 1997, both the House and Senate Agriculture Appropriation Committees have approved RUS electric insured loan levels of $524 million, of which $69 million would be at the 5% rate and $455 million would be at municipal rates. An additional $300 million would be available in loan guarantees. Proposed electric funding levels for fiscal year 1998 are $525 million for loans and $300 million for guarantees. These levels must be approved by both Congress and the President. The loan levels may be further adjusted based on the loan subsidies appropriated and the gap between the rate on these loans and the government cost of money on October 1, 1997.

     The Act provides for RUS to make insured loans and to provide other forms of financial assistance to borrowers. RUS is authorized to make direct loans, at below market rates, to systems which are eligible to borrow from it. RUS is also authorized to guarantee loans which have been used mainly to provide financing for construction of Bulk Power Supply Projects. Guaranteed loans bear interest at a rate agreed upon by the borrower and the lender (which generally has been the FFB). For telephone borrowers, RUS also provides financing through the Rural Telephone Bank ("RTB"). The RTB is a government corporation providing financing at rates reflecting its cost of capital. RUS exercises a high degree of financial and technical supervision over borrowers' operations. Its loans and guarantees are generally secured by a mortgage on substantially all the system's property and revenues.

     Legislation enacted in 1994 allows RUS electric borrowers to prepay their loans to RUS at a discount based on the government's cost of funds at the time of prepayment. If a borrower chooses to prepay its notes, it becomes ineligible for future RUS loans for a period of ten years, but remains eligible for RUS loan guarantees. As of February 28, 1998, 129 borrowers had either fully prepaid or partially prepaid their RUS notes under these provisions, in the total amount of $2,269.9 million. A total of 100 of these borrowers have selected CFC to refinance a total of $2,086.9 million of this amount.

DISTRIBUTION SYSTEMS

     Distribution systems are local utilities distributing electric power, generally purchased from wholesale sources, to consumers in their service areas. Virtually all are locally-managed cooperative, non-profit associations, and most have been in operation for at least 40 years. At December 31, 1996, the approximate number of consumers served by RUS electric borrowers was 13.2 million, representing an estimated 31.9 million ultimate users. Aggregate operating revenues of the distribution systems from sales of electric energy for the year ended December 31, 1996 totaled $15.0 billion, of which 64% was derived from the sales of electricity to residential consumers (farm and non-farm), 29% from such sales to commercial and industrial consumers and the remainder from sales to various other consumers.

     The composite TIER of CFC member distribution systems increased from 2.42 in 1995 to 2.44 in 1996. The composite DSC ratio increased from 2.40 in 1995 to
2.42 in 1996. The composite MDSC ratio increased from 2.28 in 1995 to 2.30 in 1996. Composite equity as a percent of total assets for member distribution systems increased from 41.7% at December 31, 1995 to 42.5% at December 31, 1996. TIER, DSC and MDSC are defined in notes (3), (4) and (5) on page 17 hereof.

     Wholesale power supply contracts ordinarily guarantee neither an uninterrupted supply nor a constant cost of power. Contracts with RUS-financed power supply systems (which generally require the distribution system to purchase all its power requirements from the power supply system) provide for rate increases to pass along increases in sellers' costs (subject in certain cases to regulatory approval). The wholesale power contracts permit the power supply system, subject to approval by RUS, and, in certain circumstances, regulatory agencies, to establish rates to its members so as to produce revenues sufficient, with revenues from all other sources, to meet the costs of operation and maintenance (including, without limitation, replacements, insurance, taxes and administrative and general overhead expenses) of all generating, transmission and related facilities, to pay the cost of any power and energy purchased for resale, to pay the costs of generation and transmission, to make all payments on account of all indebtedness and leases of the power supply system and to provide for the establishment and maintenance of reasonable reserves. The rates under the wholesale power contracts are required to be reviewed by the Board of Directors of the power supply system at least annually.

     Power contracts with investor-owned utilities and power supply systems which do not borrow from RUS generally have rates subject to regulation by the Federal Energy Regulatory Commission ("FERC"). Contracts with Federal agencies generally permit rate changes by the selling agency (subject, in some cases, to Federal regulatory approval). In the case of many distribution systems, only one power supplier is within a feasible distance to provide wholesale electricity.

POWER SUPPLY SYSTEMS

     Power supply systems are utilities which purchase or generate electric power and provide it wholesale to distribution systems for delivery to the ultimate retail consumer. Of the 63 operating power supply systems financed in whole or in part by RUS or CFC at December 31, 1996, 62 were cooperatives owned directly or indirectly by groups of distribution systems and one was government owned. Of this number, 39 had generating capacity of at least 100 megawatts, and nine had no generating capacity. Seven of the nine systems with no generating capacity operated transmission lines to supply certain distribution systems, and one is currently building its first transmission facilities. Certain other power supply systems had been formed but did not yet own generating or transmission facilities.

     At December 31, 1996, the 53 power supply systems reporting to RUS owned interests in 145 generating plants representing generating capacity of approximately 29,034 megawatts, or approximately 4.3% of the nation's estimated electric generating capacity, and served 689 RUS distribution system borrowers (representing an average for the year of approximately 8.5 million consumers). Certain of the power supply systems which own generating plants lease these facilities to others and purchase their power requirements from the lessee-operators. Of the power supply systems' total generating capacity in place as of December 31, 1996, steam plants accounted for 94.1% (including nuclear capacity representing approximately 10.0% of such total generating capacity), internal combustion plants accounted for 5.5% and hydroelectric plants accounted for 0.4%. RUS loans and loan guarantees as of December 31, 1996, have provided funds for the installation of over 34,000 megawatts

(including nuclear capacity of approximately 3,806 megawatts, or 11.2% of the total) of which 1,279 megawatts or 3.8% of the total have officially been cancelled.

     The high level of growth in demand for electricity experienced in the 1970's was not expected to decline in the 1980's and the power supply systems continued their construction programs in anticipation of continued growth in demand. During the 1980's, however, slower growth in power requirements of the systems reduced the need for additional generating capacity in most areas of the country. Thus, many areas are now experiencing a surplus of generating capacity and, as a result, some power supply systems have significant amounts of fixed costs for power plant investment not fully supported by increased revenues.

     While the level of funds needed for new generating units is expected to be low over the next few years, the need for transmission and capital additions will continue to generate substantial long-term capital requirements. The power supply systems are expected to continue to seek to satisfy these requirements primarily through the RUS loan guarantee program.

     Deseret and its major creditors entered into an Agreement Restructuring Obligations ("ARO") that restructured Deseret's debt obligations to RUS, CFC and certain other creditors, including certain lease payments due on the Bonanza Power Plant, in January 1991, with an effective date of January 1, 1989.

     Deseret failed to make the payments required under the ARO during 1995. The creditors were unable to agree on the terms of a negotiated settlement and thus the ARO was terminated as of February 29, 1996. CFC filed a foreclosure action against the owner of the Bonanza Plant in State Court in Utah on March 21, 1996. In this action, CFC has not terminated the lease or sought removal of Deseret as the plant operator. One of the defendants in the foreclosure action has recently filed amended counterclaims against CFC. These amended counterclaims allege breaches of contract and fiduciary duties, fraudulent concealment, tortious interference with contract and conspiracy. These amended counterclaims also seek rescission or equitable subordination of CFC's interest in the Bonanza Plant.

     All of the parties to the lawsuit participated in a nonbinding mediation session, but no settlement was reached. CFC is proceeding with litigation. A new judge has been assigned to the case effective March 14, 1998. Trial has been set for October 1998 in Vernal, Utah.

     On October 16, 1996, Deseret and CFC entered into an Obligations Restructuring Agreement (the "ORA") for the purpose of restructuring Deseret's debt with CFC. Pursuant to the terms of the ORA, Deseret is required to make quarterly minimum payments to CFC through December 31, 2025. In addition to the quarterly minimum payments, Deseret is required to pay to CFC certain percentages of its excess cash flow and proceeds from the disposition of assets. If Deseret performs all of its obligations under the ORA and no event of default then exists thereunder, then on December 31, 2025, CFC has agreed to forgive any amounts owed by Deseret to CFC. To date, Deseret has made all required payments under the ORA.

     On March 20, 1998, the City of Riverside, CA ("Riverside") commenced an action against Deseret in the United States District Court for the Central District of California. Riverside is seeking (i) a declaratory judgment from the court that the Power Sales Agreement dated October 6, 1992 (the "Power Sales Agreement") between Deseret and Riverside terminated on March 31, 1998 and (ii) unspecified damages against Deseret. On March 31, 1998, Deseret sought injunctive relief from a Utah State Court. The Utah State Court has granted a temporary restraining order that enjoins Riverside from terminating the Power Sales Agreement. The Utah proceeding has been removed to the United States District Court for the District of Utah. The temporary restraining order remains in effect until the earlier of April 17, 1998 or the date on which a preliminary injunction hearing is held before the Utah federal court.

     The Power Sales Agreement requires Deseret to supply up to 52 MW to Riverside through December 31, 2009. This contract represents approximately 10% of Deseret's revenues. The impact of this action on Deseret's ability to make the payments required under the ORA has not yet been determined. A factor mitigating any impact is Deseret's contract with PacifiCorp, under which PacifiCorp has agreed to purchase all excess capacity.

     In October 1996, CFC acquired all of Deseret's indebtedness in the outstanding principal amount of $740 million from RUS for the sum of $238.5 million (the "RUS Debt"). As a result of the purchase, CFC holds a majority of Deseret's outstanding secured debt. The member systems of Deseret purchased from CFC, for $55 million, a participation interest in the RUS Debt. CFC provided long-term financing to the members of

Deseret as follows: (i) $32.5 million in the aggregate to finance the buyout by the members of their respective RUS debt (the "Note Buyout Loans"), and (ii) $55.0 million in the aggregate to finance the members' purchase of participation interests in the RUS Debt acquired by CFC (the "Participation Loans"). The Note Buyout Loans and the Participation Loans are secured by the assets and revenues of the respective member systems. Under the participation agreement the Deseret members will receive a share of the minimum quarterly payments that Deseret makes to CFC which the members will use to service their Participation Loans. Each member of Deseret has the option to put its loan and its participation interest in the RUS Debt back to CFC at any time after twelve years, provided that no event of default exists under the ORA and under such member's Participation Loan.

     From January 1, 1989 through February 28, 1998, CFC has funded $185.2 million in cashflow shortfalls related to Deseret's debt service and rental obligations. As of February 28, 1998, CFC had approximately $654.1 million in current credit exposure to Deseret consisting of $337.3 million in secured loans and $316.8 million in guarantees by CFC of various direct and indirect obligations of Deseret. The secured loans to Deseret are on nonaccrual status with respect to interest income. All payments received from Deseret are applied against principal outstanding. CFC's guarantees include $4.1 million in tax-benefit indemnifications and $54.6 million relating to mining equipment leased to a coal supplier of Deseret. The remainder of CFC's guarantee is for semi-annual debt service payments on $258.1 million of bonds issued in a $655 million leveraged lease financing of the Bonanza Plant in 1985.

     CFC believes that, given its analysis of Deseret's cashflow projections, it has adequately reserved for any potential loss on its loans and guarantees to Deseret and its affiliates.

TELEPHONE SYSTEMS

     As of December 31, 1996, there were 876 telephone systems that were RUS borrowers (RUS had collected financial data on 833). The 833 telephone systems included 238 cooperative, not-for-profit organizations and 595 commercial, for-profit organizations. These organizations provided telephone service to approximately 5.4 million subscribers and owned approximately 865,602 miles of telephone lines. Total assets at December 31, 1996 were $14.5 billion, with a composite TIER of 4.58 and composite equity ratio of 49.2%. The telephone systems operate in all fifty states and seven U.S. territories.

     The RTB was created by a 1971 amendment to the Act to serve as a source of supplemental financing for rural telephone systems. To initially capitalize the RTB, between 1971 and 1991 the government purchased $592 million in Class A stock of the RTB. RTB borrowers, who are required to purchase Class B stock in an amount equal to five percent of the amount of each loan, have, as of December 31, 1997, invested $94.4 million and have received patronage capital in the form of Class B stock totalling $554.5 million. In addition, borrowers and other eligible entities have purchased $191.2 million in Class C stock of the RTB.

     The Act provides that the RTB is to redeem and retire the government's Class A stock as soon as practicable after September 30, 1995, but not to the extent that the bank's board determines that such retirement would impair the operation of the RTB. The minimum amount of Class A stock to be retired each year after September 30, 1995 is the amount of the Class B stock that is issued. Language in the United States Government Fiscal Year 1997 House Agriculture Appropriations Bill limits the amount of Class A stock that can be redeemed in fiscal year 1997 to five percent of the amount of Class A stock outstanding.

REGULATION AND COMPETITION

     The degree of regulation of rural electric systems by state authorities varies from state to state. The retail rates of rural electric systems are regulated in 16 states (in which there are 257 systems). Distribution systems in these states account for 32% of the total operating revenues and patronage capital of all distribution systems nationwide. State agencies, principally public utility commissions, of 19 states regulate those states' 293 systems as to the issuance of long-term debt securities. In five states (in which there are 53 systems) state agencies regulate, to varying degrees, the issuance of short-term debt securities. Since 1967, the Federal Power Commission and its successor, FERC, which regulates interstate sales of energy at wholesale, have taken the position that it lacks jurisdiction to regulate cooperative rural electric systems which are current borrowers from RUS. However, rural electric cooperatives that pay off their RUS debt or never incur RUS debt may be regulated by FERC with respect to financing and/or rates.

     In addition to competition from other utility systems, some distribution systems have expressed increasing concern about the loss of desirable suburban service areas as a result of annexation by expanding municipal or franchised investor-owned utility systems, regardless of the degree of territorial protection otherwise provided by applicable law. The systems are also subject to competition from alternate sources of energy such as bottled gas, natural gas, fuel oil, diesel generation, wood stoves and self-generation.

     The systems, in common with the electric power industry generally, may incur substantial capital expenditures and increases in operating costs in order to meet the requirements of both present and future Federal, state and local standards relating to safety and environmental quality control. These include possible requirements for burying distribution lines, and meeting air and water pollution standards.

     On April 24, 1996, the FERC issued Orders 888 and 889. Order 888 provides for competitive wholesale power sales by requiring jurisdictional public utilities (including investor-owned electric utilities and cooperatives that are not RUS borrowers) that own, control, or operate transmission facilities to file non-discriminatory open access transmission tariffs that provide others with transmission service comparable to the service they provide themselves. The reciprocity provision associated with Order 888 also provides comparable access to transmission facilities of non-jurisdictional utilities (including RUS borrowers and municipal and other publicly owned electric utilities) that use jurisdictional utilities' transmission systems. The order further provides for the recovery of stranded costs from departing wholesale customers with agreements dated prior to July 11, 1994. After that date, stranded costs must be agreed upon in the service agreement. Order 889 provides for a real time electronic information system referred to as the Open Access Same-Time Information System. It also addresses standards of conduct to ensure that transmission owners and their affiliates do not have an unfair competitive advantage by using transmission to sell power. Presently, many of the issues surrounding the implementation of Orders 888 and 889 remain unresolved. These issues are anticipated to be resolved in part by litigation on a case by case basis before the FERC and through the appellate process. Due to the uncertainty of this litigation, CFC is unable to estimate the ultimate impact of these orders on its member systems. However, open access transmission as a national policy has long been sought by electric cooperatives so that investor-owned utilities cannot use their ownership of transmission to the disadvantage of the cooperatives.

     Section 211 of the Federal Power Act as amended by the Energy Policy Act of 1992 classifies any cooperative with significant transmission assets as a "transmitting utility" for purposes of this section. Under the provisions of this Act, FERC has the authority to order such cooperatives to provide open access for unaffiliated entities. This provision also authorizes FERC to require investor-owned and other utilities to provide the same open access transmission for the benefit of cooperatives. Electric cooperatives have strongly supported section 211 for this reason.

     All telephone systems are regulated by the Federal Communications Commission with respect to long distance access rates. Most states also regulate local rates.

     The Telecommunications Act of 1996 opened the local exchange market to competition. The Telecommunications Act contains numerous provisions designed to assure the continued viability of the rural telecommunications companies. Currently, the large and small Local Exchange Carriers ("LEC") and their potential competitors are arguing before the FCC and in the courts about how to fairly translate the provisions of the Telecommunications Act into the rules and regulations under which the new telecommunications industry will operate.

     Due to the Telecommunications Act, competition will eventually come to the rural areas. The cost of competing with an established LEC may limit the majority of the competition to the larger local exchanges located adjacent to suburban areas and to rural areas containing large customers. The majority of CFC's telecommunications borrowers are well established in their service areas, with no significant competition at present.

     The impact of the Telecommunications Act on CFC's telecommunications borrowers can not yet be determined.

FINANCIAL INFORMATION

     The systems differ from investor-owned utilities in that the vast majority are cooperative, non-profit organizations operating under policies which provide that rates should be established so as to minimize rates over the long-term. Revenues in excess of operating costs and expenses are referred to as "net margins and patronage capital" and are treated as equity capital furnished by the systems' consumers. This "capital" is transferred to a balance sheet account designated as "patronage capital," and is usually allocated to consumers in proportion to their patronage. Such capital is not refunded to them for a period of years during which time it is available to the system to be used for proper corporate purposes. Subject to their applicable contractual obligations, the systems may refund such capital to their members when doing so will not impair the systems' financial condition. In the terminology of the Uniform System of Accounts prescribed by RUS for its borrowers, "operating revenues and patronage capital" refers to all utility operating income received during a given period.

     Similar to the practice followed by investor-owned utilities pursuant to FERC procedures and as prescribed by RUS, the systems capitalize as a cost of construction the interest charges on borrowed funds ("interest charged to construction") and the estimated unearned interest attributable to internally-generated funds ("allowance for funds used during construction") used in the construction of generation, and to a lesser extent transmission and distribution facilities. This accounting policy, which increases net margins by the amounts of these actual and imputed interest charges, is based on the premise that the cost of financing construction is an expenditure serving to increase the productive capacity and value of the utility's assets and thus should be included in the cost of the assets constructed and recovered over the life of the assets. In the case of power supply systems, RUS has included in its direct loans and guarantees of loans amounts sufficient to meet the estimated interest charges during construction. If the foregoing accounting policy were not followed, utilities would presumably request regulatory permission, if applicable, to increase their rates to cover such costs. The amounts of interest charged to construction and allowance for funds used during construction capitalized by distribution systems are relatively insignificant. Because Power Supply systems generally expend substantial amounts on long-term construction projects, the application of this accounting policy may result in substantially lower interest expense and in substantially higher net margins for such systems during construction than would be the case if such a policy were not followed.

     On the following pages are tables providing composite statements of revenues, expenses and patronage capital of the distribution systems which were members of CFC and the power supply systems which were members of CFC during the five years ended December 31, 1996, the most recent year for which composite financial information is available, and their respective composite balance sheets as at the end of each such year.

---------------
     NOTE: Statistical information in the RUS Reports has not been examined by CFC's independent public accountants, and the number and geographical dispersion of the systems have made impractical an independent investigation by CFC of the statistical information available from RUS. The RUS Reports are based upon financial statements submitted to RUS, subject to year-end audit adjustments, by reporting RUS borrowers and do not, with minor exceptions, take into account current data for certain systems, primarily those which are not active RUS borrowers.

             COMPOSITE SUMMARY FINANCIAL INFORMATION AS REPORTED BY
                        CFC MEMBER DISTRIBUTION SYSTEMS

 THE FOLLOWING ARE UNAUDITED FIGURES WHICH ARE BASED UPON FINANCIAL STATEMENTS
         SUBMITTED TO RUS OR TO CFC BY CFC MEMBER DISTRIBUTION SYSTEMS

                                                                YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                              1996          1995          1994          1993          1992
                                              ----          ----          ----          ----          ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Operating revenue and patronage
  capital................................  $17,028,087   $16,253,957   $15,603,853   $15,072,400   $13,921,515
                                           -----------   -----------   -----------   -----------   -----------
Operating deductions.....................   15,330,997    14,672,169    14,126,839    13,566,718    12,628,989
                                           -----------   -----------   -----------   -----------   -----------
Utility operating margins................    1,697,090     1,581,788     1,477,014     1,505,682     1,292,526
Non-operating margins and capital
  credits(1).............................      463,111       426,959       395,166       384,862       377,550
Interest on long-term debt and other
  deductions(2)..........................     (912,787)     (879,969)     (805,323)     (766,722)     (777,435)
                                           -----------   -----------   -----------   -----------   -----------
Net margins and patronage capital........  $ 1,247,414   $ 1,128,776   $ 1,066,857   $ 1,123,822   $   892,641
                                           ===========   ===========   ===========   ===========   ===========
TIER(3)..................................         2.44          2.42          2.42          2.54          2.19
DSC(4)...................................         2.42          2.40          2.26          2.44          2.07
MDSC(5)..................................         2.30          2.28          2.09          2.21          1.99
Number of systems included...............          832           824           828           825           821

                                                                     AT DECEMBER 31,
                                           -------------------------------------------------------------------
                                              1996          1995          1994          1993          1992
                                              ----          ----          ----          ----          ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Assets and other debits:
    Net utility plant....................  $26,470,506   $24,777,794   $23,329,493   $21,877,902   $20,721,332
    Other assets.........................    8,466,621     8,195,805     7,770,998     7,410,799     6,980,758
                                           -----------   -----------   -----------   -----------   -----------
         Total assets and other debits...  $34,937,127   $32,973,599   $31,100,491   $29,288,701   $27,702,090
                                           ===========   ===========   ===========   ===========   ===========
Liabilities and other credits:
    Total net worth......................  $14,836,929   $13,761,742   $12,918,484   $11,959,962   $10,925,009
    Other liabilities and credits........   20,100,198    19,211,857    18,182,007    17,328,739    16,777,081
                                           -----------   -----------   -----------   -----------   -----------
         Total liabilities and other
           credits.......................  $34,937,127   $32,973,599   $31,100,491   $29,288,701   $27,702,090
                                           ===========   ===========   ===========   ===========   ===========
Number of systems included...............          832           824           828           825           821

---------------
(1) Represents net margins of power supply systems and other associated organizations allocated to their member distribution systems and added in determining net margins and patronage capital of distribution systems under RUS accounting practices. Cash distributions of this credit have rarely been made by the power supply systems and such other organizations to their members.

(2) Interest on long-term debt is net of interest charged to construction, which is stated separately as a credit in RUS Reports. For a description of the reasons for, and the effect on net margins and patronage capital of, the accounting policies governing interest charged to construction and allowance for funds used during construction, see "Financial Information". CFC believes that amounts incurred by distribution systems for interest charged to construction and allowance for funds used during construction are immaterial relative to their total interest on long-term debt and net margins and patronage capital.

(3) The ratio of (x) interest on long-term debt (in each year including all interest charged to construction) and net margins and patronage capital to
    (y) interest on long-term debt (in each year including all interest charged to construction).

(4) The ratio of (x) net margins and patronage capital plus interest on long-term debt (including all interest charged to construction) plus depreciation and amortization to (y) long-term debt service obligations.

(5) Modified DSC ("MDSC") is the ratio of (x) operating margins and patronage capital plus interest on long-term debt (including all interest charged to construction) plus depreciation and amortization expense plus Non-operating margins-interest plus cash received in respect of generation and transmission and other capital credits to (y) long-term debt service obligations.

             COMPOSITE SUMMARY FINANCIAL INFORMATION AS REPORTED BY
                        CFC MEMBER POWER SUPPLY SYSTEMS

 THE FOLLOWING ARE UNAUDITED FIGURES WHICH ARE BASED UPON FINANCIAL STATEMENTS
         SUBMITTED TO RUS OR TO CFC BY CFC MEMBER POWER SUPPLY SYSTEMS

                                                                YEARS ENDED DECEMBER 31,
                                           -------------------------------------------------------------------
                                              1996          1995          1994          1993          1992
                                              ----          ----          ----          ----          ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Operating revenue and patronage
  capital................................  $10,585,875   $10,182,928   $ 9,972,873   $ 9,976,560   $ 9,111,434
                                           -----------   -----------   -----------   -----------   -----------
Operating deductions.....................    9,121,759     8,703,236     8,393,817     8,191,101     7,375,988
                                           -----------   -----------   -----------   -----------   -----------
Utility operating margins................    1,464,116     1,479,692     1,579,056     1,785,459     1,735,446
Non-operating margins and
  capital credits(1).....................      549,464       302,864       253,534       376,796       311,581
Interest on long-term debt and
  other deductions(2)....................   (3,038,119)   (1,565,846)   (1,987,438)   (2,199,696)   (2,213,283)
                                           -----------   -----------   -----------   -----------   -----------
Net margins and patronage capital........  $(1,024,539)  $   216,710   $  (154,848)  $   (37,441)  $  (166,256)
                                           ===========   ===========   ===========   ===========   ===========
TIER(3)..................................          .29          1.15           .93           .98           .92
DSC(4)...................................          .69          1.02          1.01          1.03          1.05
Number of systems included(5)............           54            53            53            50            50

                                                                     AT DECEMBER 31,
                                           -------------------------------------------------------------------
                                              1996          1995          1994          1993          1992
                                              ----          ----          ----          ----          ----
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
Assets and other debits:
    Net utility plant....................  $21,048,036   $23,527,287   $23,781,497   $23,774,280   $23,715,910
    Other assets.........................   10,800,356    11,308,776    11,095,752    11,256,222     8,539,061
                                           -----------   -----------   -----------   -----------   -----------
         Total assets and other debits...  $31,848,392   $34,836,063    34,877,249   $35,030,502   $32,254,971
                                           ===========   ===========   ===========   ===========   ===========
Liabilities and other credits:
    Total net worth......................  $  (645,857)  $   498,006   $   246,584   $   432,347   $   316,039
    Other liabilities and credits........   32,494,249    34,338,057    34,630,665    34,598,155    31,938,932
                                           -----------   -----------   -----------   -----------   -----------
         Total liabilities and other
           credits.......................  $31,848,392   $34,836,063   $34,877,249   $35,030,502   $32,254,971
                                           ===========   ===========   ===========   ===========   ===========
Number of systems included(5)............           54            53            53            50            50

---------------
(1) Certain power supply systems purchase wholesale power from other power supply systems of which they are members. Power supply capital credits represent net margins of power supply systems allocated to member power supply systems on the books of the selling power supply systems. This item has been added in determining net margins and patronage capital of the purchasing power supply systems under RUS accounting practices. Cash distributions of this credit have rarely been made by the selling power supply systems to their members. Includes also net margins of associated organizations allocated to CFC power supply members and added in determining net margins and patronage capital of the CFC member systems under RUS accounting practices.

(2) Interest on long-term debt is net of interest charged to construction. Allowance for funds used during construction has been included in non-operating margins. For a description of the reasons for, and the effect on net margins and patronage capital of, the accounting policies governing interest charged to construction and allowance for funds used during construction. See "--Financial Information". According to unpub-lished information furnished by RUS, interest charged to construction and allowance for funds used during construction for CFC power supply members in the years 1992-1996 were as follows:

              INTEREST          ALLOWANCE FOR
              CHARGED            FUNDS USED
          TO CONSTRUCTION    DURING CONSTRUCTION     TOTAL
          ---------------    -------------------     -----
                    (DOLLAR AMOUNTS IN THOUSANDS)
1996          $13,434              $11,620          $25,054
1995           68,400               11,018           79,418
1994           46,773                8,913           55,686
1993           49,237                8,621           57,858
1992           54,093                4,396           58,489

(3) Determined by adding interest on long-term debt (in each year including all interest charged to construction) and net margins and patronage capital and dividing the total by interest on long-term debt (in each year including all interest charged to construction). This is the basis for computing TIER used by CFC for purposes of determining loan eligibility. The TIER calculation includes the operating results of six systems which currently fail to make debt service payments or are operating under a debt restructure agreement, without which the composite TIER would have been 1.21, 1.23, 1.31, 1.20 and
    1.15 for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(4) The ratio of (x) net margins and patronage capital plus interest on long-term debt (including all interest charged to construction) plus depreciation and amortization to (y) long-term debt service obligations. The DSC calculation includes the operating results of six systems which currently fail to make debt service payments or are operating under a debt restructure agreement. Without these systems, the composite DSC would have been 1.20, 1.22, 1.24, 1.21 and 1.22 for the years ended December 31, 1996, 1995, 1994, 1993 and 1992, respectively.

(5) Thirteen CFC power supply system members are not required to report to RUS since they are not currently borrowers from RUS. These systems, with the exception of Old Dominion Electric Cooperative, are either in developmental stages or act as coordinating agents for their members. Their inclusion would not have a material effect on these data.

                           DESCRIPTION OF DEBT SECURITIES

     GENERAL

     The Debt Securities may be issued in one or more new series under an Indenture or Indentures (the "Indenture") between CFC and Harris Trust and Savings Bank, or other trustee to be named, as Trustee (each, a "Trustee"). The statements herein concerning (i) the Indenture, (ii) one or more supplemental indentures, board resolutions or officer's certificates establishing the Debt Securities and (iii) the Debt Securities (the forms of each of which are filed, or will be filed, as exhibits to the Registration Statement of which this Prospectus forms a part, or as an exhibit to a Current Report on Form 8-K to be incorporated by reference in this Prospectus) are merely an outline and do not purport to be complete. Such statements make use of the terms defined in the Indenture and are qualified in their entirety by express reference to the sections of the Indenture cited herein. The Debt Securities will be unsecured and subordinated obligations of CFC.

     Reference is made to the Prospectus Supplement relating to any particular issue of Offered Debt Securities for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities or the series of which they are a part; (3) the date or dates on which the principal of any of such Debt Securities will be payable; (4) the rate or rates (which may be fixed or variable) and/or the method of determination of such rate or rates at which any of such Debt Securities will bear interest, if any, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for any such interest payable on any Interest Payment Date; (5) the place or places where (i) the principal of, premium, if any, and interest on any of such Debt Securities will be payable,

(ii) registration of transfer of such Debt Securities may be effected, (iii) exchanges of such Debt Securities may be effected and (iv) notices and demands to or upon CFC in respect of such Debt Securities may be served; the Security Registrar for such Debt Securities and, if such is the case, that the principal of such Debt Securities shall be payable without presentment or surrender thereof; (6) the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of CFC; (7) the obligation or obligations, if any, of CFC to redeem or purchase any of such Debt Securities pursuant to any sinking fund or other mandatory redemption provisions or at the option of the Holder thereof, and the period or periods within which, or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation, and applicable exceptions to the requirements of a notice of redemption in the case of mandatory redemption or redemption at the option of the Holder; (8) the denominations in which any of such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (9) if the amount payable in respect of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or other fact or event ascertainable outside the Indenture, the manner in which such amounts will be determined; (10) if other than the currency of the United States, the currency or currencies, including composite currencies in which the principal of or any premium or interest on any of such Debt Securities will be payable; (11) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of CFC or the Holder thereof, in a coin or currency other than in which such Debt Securities are stated to be payable, the period or periods within which and the terms and conditions upon which, such election is to be made; (12) if other than the principal amount thereof, the portion of the principal amount of any of such Debt Securities which shall be payable upon declaration of acceleration of the Maturity thereof; (13) if the principal of or premium or interest on such Debt Securities are to be payable, or are to be payable at the election of CFC or a Holder thereof, in securities or other property, the type and amount of such securities or other property, or the formulary or other method or other means by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made; (14) the terms, if any, pursuant to which such Debt Securities may be converted into or exchanged for securities of CFC or any other Person; (15) the obligations or instruments, if any, which shall be considered to be Eligible Obligations in respect of such Debt Securities denominated in a currency other than Dollars or in a composite currency, and any additional or alternative provisions for the reinstatement of CFC's indebtedness in respect of such Debt Securities after the satisfaction and discharge thereof; (16) if such Debt Securities are to be issued in global form,
(i) any limitations on the rights of the Holder or Holders of such Debt Securities to transfer or exchange the same or to obtain the registration of transfer thereof, (ii) any limitations on the rights of the Holder or Holders thereof to obtain certificates therefor in definitive form in lieu of temporary form and (iii) any and all other matters incidental to such Debt Securities;
(17) if such Debt Securities are to be issuable as bearer securities; (18) any limitations on the rights of the Holders of such Debt Securities to transfer or exchange such Debt Securities or to obtain the registration of transfer thereof, and if a service charge will be made for the registration of transfer or exchange of such Debt Securities, the amount or terms thereof; (19) any exceptions to the provisions governing payments due on legal holidays or any variations in the definition of Business Day with respect to such Debt Securities; (20) any addition to the Events of Default applicable to any of such Debt Securities and any addition to the covenants of CFC for the benefit of the Holders of such Debt Securities; and (21) any other terms of such Debt Securities of such series, or any Tranche thereof, not inconsistent with the provisions of the Indenture. (Section 301)

     Debt Securities may be sold at a substantial discount below their principal amount. Certain special United States federal income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than Dollars may be described in the applicable Prospectus Supplement.

     Except as may otherwise be described in the Prospectus Supplement, the covenants contained in the Indenture would not afford Holders of Debt Securities protection in the event of a highly-leveraged transaction involving CFC.

SUBORDINATION

     The Debt Securities will be subordinate and junior in right of payment to all Senior Indebtedness of CFC.

     No payment of principal of (including redemption and sinking fund payments), premium, if any, or interest on, the Debt Securities may be made if any Senior Indebtedness is not paid when due, or a default (other than a payment default) has occurred with respect to the Senior Indebtedness permitting the holders to accelerate the maturity thereof and such default has not been cured or waived and has not ceased to exist. Upon (i) any acceleration of the principal amount due on the Debt Securities or (ii) any distribution of assets of CFC to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal of, and premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the Holders of the Debt Securities are entitled to receive or retain any payment. (Article 15) The rights of the Holders of the Debt Securities will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Debt Securities are paid in full. (Article 15)

     The term "Senior Indebtedness" is defined in the Indenture to mean (a) all indebtedness heretofore or hereafter incurred by CFC for money borrowed unless by its terms it is provided that such indebtedness is not Senior Indebtedness,
(b) all other indebtedness hereafter incurred by the CFC which by its terms provides that such indebtedness is Senior Indebtedness, (c) all guarantees, endorsements and other contingent obligations in respect of, or obligations to purchase or otherwise acquire or service, indebtedness or obligations of others, and (d) any amendments, modifications, deferrals, renewals or extensions of any such Senior Indebtedness heretofore or hereafter issued in evidence of or exchange of such Senior Indebtedness.

     The Indenture does not limit the aggregate amount of Senior Indebtedness that CFC may issue. As of February 28, 1998, outstanding Senior Indebtedness of CFC aggregated approximately $10.4 billion, including contingent guarantees of $2.0 billion.

FORM, EXCHANGE AND TRANSFER

     Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of each series will be issuable only in fully registered form without coupons and in denominations of $1,000 and any integral multiple thereof. (Sections 201 and 302)

     At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities of any series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of like tenor and aggregate principal amount. (Section 305)

     Subject to the terms of the Indenture and the limitations applicable to global securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or accompanied by a duly executed instrument of transfer) at the office of the Security Registrar or at the office of any transfer agent designated by CFC for such purpose. CFC may designate itself the Security Registrar. No service charge will be made for any registration of transfer or exchange of Debt Securities, but CFC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity or the person making the request. (Section 305) Any transfer agent (in addition to the Security Registrar) initially designated by CFC for any Debt Securities will be named in the applicable Prospectus Supplement. CFC may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that CFC will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 602)

     CFC will not be required to (i) issue, register the transfer of, or exchange any Debt Security or any Tranche thereof during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. (Section 307)

     Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as CFC may designate for such purpose from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, the corporate trust office of the Trustee in New York City will be designated as CFC's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by CFC for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. CFC may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that CFC will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 602)

     All moneys paid by CFC to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to CFC, and the Holder of such Debt Security thereafter may look only to CFC for payment thereof. (Section 603)

REDEMPTION

     Any terms for the optional or mandatory redemption of Debt Securities will be set forth in the applicable Prospectus Supplement or a supplement thereto. Except as shall otherwise be provided in the applicable Prospectus Supplement with respect to Debt Securities that are redeemable at the option of the Holder, Debt Securities will be redeemable only upon notice by mail not less than 30 nor more than 60 days prior to the date fixed for redemption, and, if less than all the Debt Securities of a series, or any Tranche thereof, are to be redeemed, the particular Debt Securities to be redeemed will be selected by such method as shall be provided for any particular series, or in the absence of any such provision, by such method of random selection as the Security Registrar deems fair and appropriate. (Section 403 and 404)

     Any notice of redemption at the option of CFC may state that such redemption will be conditional upon receipt by the Paying Agent or Agents, on or prior to the dated fixed for such redemption, of money sufficient to pay the principal of and premium, if any, and interest, if any, on such Debt Securities and that if such money has not been so received, such notice will be of no force and effect and CFC will not be required to redeem such Debt Securities. (Section
404)

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     CFC may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (i) the corporation formed by such consolidation or into which CFC is merged or the Person which acquires by conveyance or transfer, or which leases, the property and assets of CFC substantially as an entirety shall be a Person organized and validly existing under the laws of any domestic jurisdiction and such Person expressly assumes CFC's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (iii) CFC will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel as provided in the Indenture. (Section
1101)

EVENTS OF DEFAULT

     Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Securities of such series within 60 days after the same becomes due and payable; (b) failure to pay principal or premium, if any, on any Debt Security of such series within three Business Days after the same becomes due and payable; (c) failure to perform or breach of any other covenant or warranty of CFC in the Indenture (other than a covenant or warranty of CFC in the indenture solely for the benefit of one or more series of Debt Securities other than such series) for 60 days after written notice to CFC by the Trustee, or to CFC and the Trustee by the Holders of at least 33% in principal amount of the Debt Securities of such series outstanding under the Indenture as provided in the Indenture; (d) certain events of bankruptcy, insolvency or reorganization; and (e) any other Event of Default specified in the applicable Prospectus Supplement with respect to Debt Securities of particular series. (Section 801)

     No Event of Default with respect to the Debt Securities necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture.

     If an Event of Default with respect to any series of Debt Securities occurs and is continuing, then either the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Debt Securities of such series may declare the principal amount (or if the Debt Securities of such series are discount notes or similar Debt Securities, such portion of the principal amount may be specified in the applicable Prospectus Supplement) of all of the Debt Securities of such series to be due and payable immediately; provided, however, that if an Event of Default occurs and is continuing with respect to more than one series of Debt Securities, the Trustee or the Holders of not less than 33% in aggregate principal amount of the Outstanding Debt Securities of all such series, considered as one class, may make such declaration of acceleration and not the Holders of the Debt Securities of any one of such series.

     At any time after the declaration of acceleration with respect to the Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if

          (a) CFC has paid or deposited with the Trustee a sum sufficient to pay

             (1) all overdue interest on all Debt Securities of such series;

             (2) the principal of and premium, if any, on any Debt Securities of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Debt Securities;

             (3) interest upon overdue interest at the rate or rates prescribed therefor in such Debt Securities, to the extent that payment of such interest is lawful; and

             (4) all amounts due to the Trustee under the Indenture;

          (b) any other Event or Events of Default with respect to the Debt Securities of such series, other than the nonpayment of the principal of the Debt Securities of such series which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. (Section 802)

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 903) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 812)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of such series, (ii) the Holders of not less than 33 1/3% in aggregate principal amount of the Outstanding Debt Securities of such series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 807) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 808)

     CFC will be required to furnish to the Trustee annually a statement by an appropriate officer as to such officer's knowledge of CFC's compliance with all conditions and covenants under the Indenture, such compliance to be determined without regard to any period of grace or requirement of notice under the Indenture. (Section 605)

MODIFICATION AND WAIVER

     Without the consent of any Holder of Debt Securities, CFC and the Trustee may enter into one or more supplemental indentures for any of the following purposes: (a) to evidence the assumption by any permitted successor to CFC of the covenants of CFC in the Indenture and the Debt Securities; or (b) to add one or more covenants of CFC or other provisions for the benefit of the Holders of all or any series of Outstanding Debt Securities or to surrender any right or power conferred upon CFC by the Indenture; or (c) to add any additional Events of Default with respect to all or any series of Outstanding Debt Securities; or
(d) to change or eliminate any provision of the Indenture or to add any new provision to the Indenture, provided that if such change, elimination or addition will adversely affect the interests of the Holders of Debt Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when there is no Debt Security of such series remaining Outstanding under the Indenture; or (e) to provide collateral security for the Debt Securities; or (f) to establish the form or terms of Debt Securities of any series as permitted by the Indenture; or (g) to evidence and provide for the acceptance of appointment of a successor Trustee under the Indenture with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or to facilitate the administration of the trusts under the Indenture by more than one trustee; or (h) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series of Debt Securities; or (i) to change any place where (1) the principal of and premium, if any, and interest, if any, on any Debt Securities shall be payable, (2) any Debt Securities may be surrendered for registration of transfer or exchange and (3) notices and demands to or upon CFC in respect of Debt Securities and the Indenture may be served; or (j) to cure any ambiguity or inconsistency or to make or change any other provisions with respect to matters and questions arising under the Indenture, provided such changes or additions shall not adversely affect the interests of the Holders of Debt Securities of any series in any material respect. (Section 1201)

     The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive compliance by CFC with certain restrictive provisions of the Indenture. (Section 606) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 813)

     Without limiting the generality of the foregoing, if the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), is amended after the date of the Indenture in such a way as to require changes to the Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and CFC and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to evidence or effect such amendment. (Section 1201)

     Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the Indenture pursuant to one or more supplemental indentures; provided, however, that if less than all of the series of Debt Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Debt Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Debt Securities of any series have been issued in more than one Tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all, such Tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of all Tranches so directly affected, considered as one class, will be required; and provided further, that no such amendment or modification may (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable upon the redemption thereof, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Debt Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity of any Debt Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Debt Security, (b) reduce the percentage in principal amount of the Outstanding Debt Securities of any series, or any Tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the Indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Debt Security of such series or Tranche, or (c) modify certain of the provisions of the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Debt Securities of any series, or any Tranche thereof, without the consent of the Holder of each Outstanding Debt Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities or one or more Tranches thereof, or modifies the rights of the Holders of Debt Securities of such series or Tranches with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the Holders of the Debt Securities of any other series or Tranche. (See Section 1202)

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (i) Debt Securities owned by CFC or any other obligor upon the securities or any Affiliate of CFC or of such other obligor (unless CFC, such Affiliate or such obligor owns all Securities Outstanding under the Indenture, or all Outstanding Securities of each such series and each such Tranche, as the case may be, determined without regard to this clause (i)) shall be disregarded and deemed not to be Outstanding; (ii) the principal amount of a Discount Security that shall be deemed to be Outstanding for such purposes shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon a declaration of acceleration of the Maturity thereof as provided in the Indenture; and (iii) the principal amount of a Debt Security denominated in one or more foreign currencies or a composite currency that will be deemed to be Outstanding will be the Dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (ii) above, of the amount described in such clause). (Section 101)

     If CFC shall solicit from Holders any request, demand, authorization, direction, notice, consent, election, waiver or other Act, CFC may, at its option, by Board Resolution, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, election, waiver or other Act, but CFC shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, election, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on the record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the Outstanding Securities have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the Outstanding Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other Act of a Holder shall bind every future Holder of the same Security and the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Security. (Section 104)

DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, any Debt Security, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the Indenture, and, at CFC's election, the entire indebtedness of CFC in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than CFC), in trust: (a) money in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Debt Security or Securities or portions thereof. (Section 701) For this purpose, unless otherwise indicated in the applicable Prospectus Supplement, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. Among the conditions to CFC's making the election to have its entire indebtedness deemed satisfied and discharged, CFC is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance has not occurred.

RESIGNATION OF TRUSTEE

     The Trustee may resign at any time by giving written notice thereof to CFC or may be removed at any time by Act of the Holders of a majority in principal amount of Debt Securities then Outstanding delivered to the Trustee and CFC. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a Trustee appointed by Act of the Holders, if CFC has delivered to the Trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. (Section 910)

NOTICES

     Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Section
106)

TITLE

     CFC, the Trustee and any agent of CFC or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Trustee under the Indenture is Harris Trust and Savings Bank.

GLOBAL SECURITIES

     The Depository Trust Company ("DTC") may act as securities depository for some or all of the Debt Securities of any series. These Debt Securities will be issued in fully-registered form in the name of Cede & Co. (DTC's partnership nominee). One or more fully-registered certificates will be issued as Global Securities for the Debt Securities in the aggregate principal amount of the Debt Securities, and will be deposited with, or held for the benefit of, DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and together with Direct Participants, "Participants"). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of the Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of the Debt Securities ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, all the Debt Securities deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to CFC as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, CFC or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of CFC or the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursements of such payments to the Beneficial Owners shall be the responsibility of Participants.

     DTC may discontinue providing its services as securities depository with respect to the Debt Securities at any time by giving reasonable notice to CFC or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, the Debt Securities certificates are required to be printed and delivered.

     CFC may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, the Debt Securities certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that CFC believes to be reliable (including DTC), but CFC takes no responsibility for the accuracy thereof.

     Neither CFC, the Trustee nor any Underwriter (as defined herein) will have any responsibility or obligation to Participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any Participant with respect to any ownership interest in the Debt Securities, or payments to, or the providing of notice for, Participants or Beneficial Owners.

                              PLAN OF DISTRIBUTION

     Debt Securities of any series may be purchased to be reoffered to the public through underwriting syndicates led by Lehman Brothers Inc. or other underwriters (the "Underwriters"). The Underwriters with respect to an underwritten offering of Debt Securities will be named in the Prospectus Supplement relating to such offering. Unless otherwise set forth in the Prospectus Supplement, the obligations of the Underwriters to purchase Debt Securities will be subject to certain conditions precedent and each of the Underwriters with respect to a sale of Debt Securities will be obligated to purchase all of its Debt Securities if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers set forth in the Prospectus Supplement may be changed from time to time.

     The place and time of delivery for the Offered Debt Securities in respect of which this Prospectus is delivered will be set forth in the Prospectus Supplement.

     Certain of the Underwriters or agents and their associates may engage in transactions with and perform services for the Company in the ordinary course of business.

     In connection with an offering of Debt Securities, the Underwriters may purchase and sell Debt Securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with an offering of Debt Securities. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of Debt Securities, and short positions created by the Underwriters involve the sale by the Underwriters of a greater aggregate principal amount of Debt Securities than they are required to purchase from the Company. The Underwriters may also impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Debt Securities sold in an offering thereof may be reclaimed by the Underwriters if such Debt Securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market; these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the Debt Securities offered hereby will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York, and for the agents or Underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York.

                                    EXPERTS

     The audited financial statements included in the Company's Annual Report on Form 10-K for the year ended May 31, 1997, incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated as follows:

Registration Statement Filing Fee...........................  $ 73,750
Printing....................................................    50,000
Legal Fees and Expenses.....................................   200,000
Blue Sky Fees and Expenses..................................    10,000
Accounting Fees.............................................    13,000
Fees of Trustee.............................................    10,000
Fees of Rating Agencies.....................................   150,000
Miscellaneous...............................................    24,000
                                                              --------
          Total.............................................  $530,750
                                                              ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

          To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

     The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of
Section 29-304(16). The Bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

EXHIBIT                              DESCRIPTION
-------                              -----------
  1        --  Form of Underwriting Agreement to be used in connection with
               Debt Securities. Incorporated by reference to Exhibit 1 to
               Registration Statement No. 33-64231 filed on November 14,
               1995.
  4.1      --  Form of Indenture relating to Debt Securities. Incorporated by reference to Exhibit 4.1 to Registration Statement No.
               33-64231 filed on November 14, 1995.
  5        --  Opinion and consent of Milbank, Tweed, Hadley & McCloy.
 12        --  Schedule of computation of ratio of margins to fixed
               charges.
 23.1      --  Consent of Arthur Andersen LLP.
 23.2      --  Consent of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit 5.
 24        --  Power of Attorney (included on signature pages of this
               Registration Statement).
 25        --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Mellon Bank, N.A., as
               Trustee. Incorporated by reference to Exhibit 25 to
               Registration Statement No. 33-64231 filed on November 14,
               1995.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     THE REGISTRANT AND EACH PERSON WHOSE ORIGINAL SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN JAY LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT OF THE REGISTRANT RELATING TO DEBT SECURITIES FILED AFTER THE DATE HEREOF PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WHICH AMENDMENTS AND REGISTRATION STATEMENT MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT AND ANY SUCH ADDITIONAL REGISTRATION STATEMENT.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 28TH DAY OF MAY, 1998.

                                        NATIONAL RURAL UTILITIES
                                        COOPERATIVE FINANCE CORPORATION

                                        By:      /s/ SHELDON C. PETERSEN
                                           -------------------------------------
                                                    SHELDON C. PETERSEN
                                           GOVERNOR AND CHIEF EXECUTIVE OFFICER

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                        TITLE                         DATE
                   ---------                                        -----                         ----

            /s/ SHELDON C. PETERSEN                           Governor and Chief
------------------------------------------------              Executive Officer
              SHELDON C. PETERSEN

              /s/ STEVEN L. LILLY                         Senior Vice President and
------------------------------------------------           Chief Financial Officer
                STEVEN L. LILLY

              /s/ ANGELO M. SALERA                          Controller (Principal
------------------------------------------------             Accounting Officer)
                ANGELO M. SALERA

               /s/ PAUL J. LIESS                            President and Director
------------------------------------------------
                 PAUL J. LIESS

               /s/ ELDWIN WIXSON                         Vice President and Director          May 28, 1998
------------------------------------------------
                 ELDWIN WIXSON

                 /s/ BENSON HAM                            Secretary-Treasurer and
------------------------------------------------                   Director
                   BENSON HAM

               /s/ JAMES O. BAKER                                  Director
------------------------------------------------
                 JAMES O. BAKER

               /s/ GLENN ENGLISH                                   Director
------------------------------------------------
                 GLENN ENGLISH

              /s/ ALDEN J. FLAKOLL                                 Director
------------------------------------------------
                ALDEN J. FLAKOLL

               /s/ WADE R. HENSEL                                  Director
------------------------------------------------
                 WADE R. HENSEL

              /s/ GEORGE W. KLINE                                  Director
------------------------------------------------
                GEORGE W. KLINE

                   SIGNATURE                                        TITLE                         DATE
                   ---------                                        -----                         ----
              /s/ KENNETH KRUEGER                                  Director
------------------------------------------------
                KENNETH KRUEGER

               /s/ STEPHEN LOUDER                                  Director
------------------------------------------------
                 STEPHEN LOUDER

                /s/ EUGENE MEIER                                   Director
------------------------------------------------
                  EUGENE MEIER

              /s/ R. LAYNE MORRILL                                 Director
------------------------------------------------
                R. LAYNE MORRILL

              /s/ ROBERT J. OCCHI                                  Director
------------------------------------------------
                ROBERT J. OCCHI

               /s/ MICHAEL PIGOTT                                  Director
------------------------------------------------
                 MICHAEL PIGOTT

               /s/ TIMOTHY REEVES                                  Director                    May 28, 1998
------------------------------------------------
                 TIMOTHY REEVES

               /s/ BRIAN SCHLAGEL                                  Director
------------------------------------------------
                 BRIAN SCHLAGEL

                 /s/ R.B. SLOAN                                    Director
------------------------------------------------
                   R.B. SLOAN

            /s/ THOMAS W. STEVENSON                                Director
------------------------------------------------
              THOMAS W. STEVENSON

                                                                   Director
------------------------------------------------
              CLIFFORD G. STEWART

               /s/ ROBERT STROUP                                   Director
------------------------------------------------
                 ROBERT STROUP

               /s/ ROBERT C. WADE                                  Director
------------------------------------------------
                 ROBERT C. WADE

             /s/ ROBERT O. WILLIAMS                                Director
------------------------------------------------
               ROBERT O. WILLIAMS

                               INDEX TO EXHIBITS

                                                                             SEQUENTIALLY
EXHIBIT                                                                        NUMBERED
NUMBER                                   EXHIBITS                                PAGE
-------                                  --------                            ------------
  1        --  Form of Underwriting Agreement to be used in connection with
               Debt Securities. Incorporated by reference to Exhibit 1 to
               Registration Statement No. 33-64231 filed on November 14,
               1995. ......................................................
  4.1      --  Form of Indenture relating to Debt Securities. Incorporated by reference to Exhibit 4.1 to Registration Statement No.
               33-64231 filed on November 14, 1995.........................
  5        --  Opinion and consent of Milbank, Tweed, Hadley & McCloy......
 12        --  Schedule of computation of ratio of margins to fixed
               charges.....................................................
 23.1      --  Consent of Arthur Andersen LLP..............................
 23.2      --  Consent of Milbank, Tweed, Hadley & McCloy. Included as part of Exhibit 5................................................
 24        --  Power of Attorney (included on signature pages of this
               Registration Statement).....................................
 25        --  Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Mellon Bank, N.A., as
               Trustee. Incorporated by reference to Exhibit 25 to
               Registration Statement No. 33-64231 filed on November 14,
               1995. ......................................................